Exhibit 99.1

For More Information Contact:

Timothy R. Kasmoch, CEO
2254 Centennial Road   Toledo, Ohio  43617
PHONE 419-535-6374    FAX 419-535-7008
info@nviro.com

Letter Agreement between N-Viro International and Power Generation Plant

TOLEDO OHIO – July 23, 2012 – N-Viro International Corporation (NVIC: OTCQB) has entered into a Letter Agreement of Intent (the “Agreement”) with a Pennsylvania power generation company for the final phase of N-Viro Fuel™ testing.  The Agreement provides revenue to our mobile N-Viro Fuel™ pilot project via a one-time, non exclusive license fee for the use of the N-Viro Fuel™ technology during the test period.  An N-Viro Fuel™ purchase agreement for the test fuel is contained within the Agreement.  N-Viro Fuel™ will be used to execute a 20% substitution of the commercial energy heating value required by the electric producer.

The Agreement acknowledges the success of the previous 10% N-Viro Fuel™ test conducted in September 2011, and upon the completion of this 20% substitution test and reasonable mutual consent the test was successful, the parties will agree to evaluate the full-scale commercialization of a permanent N-Viro Fuel™ facility.  The Agreement identifies parameters for commercialization of the N-Viro Fuel™ technology and incentivizes the power generator’s investment by entering into a twenty year N-Viro Fuel™ purchase agreement.  The Agreement provides early termination by either party with penalty or mutual termination without penalty.  The parties anticipate completion of this 20% test by the end of 2012.

About N-Viro International
N-Viro International Corporation is a leader in the conversion of organic materials generated from industrial, agricultural and municipal sources.  The Company’s proprietary technologies, unique services and materials handling expertise are combined to offer turnkey solutions in both soil enrichment and alternative fuel development.  The Company generates revenues derived from fees that are collected for accepting municipal biosolids and from the processing facilities in the United States and at several international sites that are either wholly owned or operated through licensing agreements.

N-Viro will continue to post press releases and current news on the company website and a discussion forum on the company blog site.  We encourage stockholders and interested parties to monitor the site on a regular basis.

N-Viro International Website and N-Viro International Blog

Special Cautionary Note Regarding Forward‐Looking Statements
The Company cautions that words used in this document such as "expects," “hopes”, "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future.  These forward‐looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to differ materially from those described herein.  For example, while the Company expects business expansion projects to begin in an estimated time frame, such expectations are subject to adverse economic conditions and other factors outside of the Company's control.  Further, the Company’s ability to increase capabilities and expand capacity is subject to the ability of the Company or its partners to access sufficient capital to pay for this expansion, which will further depend on, among other factors, market acceptance.  The Company’s ability to achieve profitability of these projects could be negatively impacted if there is a lack of an adequate supply of waste or expenses increase above the Company's expectations ‐ including fuel and transportation costs, labor costs and costs relating to the treatment and processing of the biosolids and creation of the N‐Viro Soil or N‐Viro Fuel.  In addition, while the Company believes that trends in "greener" energy solutions are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing products and other alternative energy source.  All of these factors, and other factors, will affect the profitability of the Company.  Additional information about these and other factors that may adversely affect these forward‐looking statements are contained in the Company's reports, including its Annual Report on Form 10‐K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update forward‐looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward‐looking information except to the extent required by applicable securities laws.